Room 4561
March 14, 2006

Mr. Joseph E. Byrne
Chief Financial Officer
The Newark Group, Inc.
20 Jackson Drive
Cranford, NJ 07016

      Re:	The Newark Group, Inc.
      Form 10-K for the Fiscal Year Ended April 30, 2005
		Filed July 28, 2005
		Form 10-Q for the Quarterly Period Ended October 31,
2005
		Filed December 15, 2005
      File No. 333-118844

Dear Mr. Byrne:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Brad Skinner
						Accounting Branch Chief
??

??

??

??

Joseph E. Byrne
The Newark Group, Inc.
February 28, 2006
Page 3